SMITH, McCULLOUGH & FERGUSON, P.C.
                         1610 Wynkoop Street, Suite 300
                             Denver, Colorado 80202

                                February 3, 1997

Laser Storm, Inc.
7808 Cherry Creek South Drive, Unit 301
Denver, Colorado 80231

Gentlemen:

     You have requested our opinion as to certain matters arising under the Colorado Business Corporation Act which relate to the 68,125 issued and outstanding shares of $0.001 par value common stock ("Common Stock") and the 100,000 shares of common stock underlying an outstanding option ("Option Shares") which are described on the cover page of Amendment No. 1 to the Registration Statement on Form SB-2 (File No. 333-14525) to be filed by Laser Storm, Inc. ("Company") with the United States Securities and Exchange Commission.

     We have reviewed the Restated Articles of Incorporation with Amendments, as amended, of the Company, the minutes of the Board of Directors and of the shareholders of the Company, and such other documents that we considered necessary in order to render this opinion. As a result of our review, we are of the opinion that the Shares of Common Stock and the Option Shares are validly authorized, and assuming the Option Shares are paid for upon exercise of the option described in such Registration Statement, the shares of Common Stock and the Option Shares when issued will be validly issued, fully paid and nonassessable under the Colorado Business Corporation Act.

     This opinion is limited to the applicability of the Colorado Business Corporation Act to the issuance of the shares of Common Stock and Option Shares. This opinion does not offer or in any way relate to the applicability of, or compliance by the Company with, any other law, including any federal or state securities laws, any state common law, or any other federal law.

     We consent to your describing this firm as having issued this opinion in the Prospectus which is a part of the Registration Statement referenced above.

                                        SMITH, McCULLOUGH & FERGUSON,  P.C.



                                        /s/ Thomas S. Smith
                                        --------------------------------------
                                       Thomas S. Smith, Director